EXHIBIT 3.1

Delaware
The first State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “AARX, INC. ”, FILED IN THIS OFFICE ON THE THIRD DAY OF SEPTEMBER, A.D. 2004, AT 4:15 O’CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
[SEAL]
Harriet Smith Windsor, Secretary of State

3950874 8100		AUTHENTICATION: 3334739
040645223		DATE: 09-07-04

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:50 PM 09/03/2004
FILED 04:15 PM 09/03/2004
SRV 040645223 - 3850874 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•	First: The name of this Corporation is AARx, Inc.

•	Second: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 50,000,000 shares (number of authorized shares) with a par value of $00.0001 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

R & A Agents, Inc.
attn: Cathy B. Horton, Esq.
1375 East Ninth Street, 9th Floor
Cleveland, Ohio 44114

•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hands this 3rd day of September, A.D. 2004.

BY:	/s/ [ILLEGIBLE]

(Incorporator)

NAME:	R & A Agents, Inc.
By: Cathy B. Horton, Esq.
Its: Assistant Secretary